NEWS RELEASE

JOHn B. Scannell Elected to Albany International

Board of Directors

ROCHESTER, New Hampshire, February 16, 2012 -- Albany International Corp. (NYSE:AIN) announced today that John R. Scannell has been elected to its Board of Directors.

Mr. Scannell is CEO of Moog Inc., a worldwide designer, manufacturer, and integrator of precision control components and systems for aerospace, defense, industrial machinery and other markets. Moog reported 2011 revenues of $2.3 billion.

Mr. Scannell began his career with Moog 22 years ago as an Engineering Manager at Moog Ireland, and has since served in a number of management positions, most recently as Chief Financial Officer from November 2007 until December 2010, when he became President and Chief Operating Officer. He was named CEO in December of 2011.

Mr. Scannell holds BS and MS degrees in electrical engineering from the University College at Cork, Ireland, and an MBA from the Harvard Business School.

Albany International Chairman Erland E. Kailbourne said, “John’s years of experience in operations, finance, and management at Moog – a critical supplier of components and systems to aerospace customers - make him an ideal addition to our Board. I take great pleasure in welcoming him as a new Director.

Joseph G. Morone, President and Chief Executive Officer, added, “John’s expertise, coupled with his perspective as an active CEO in the aerospace industry, should be of great value as the Company executes its Albany Engineered Composites growth strategy. I join Erkie in welcoming John to our Board.”

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Albany International Corp.

216 Airport Dr.

Rochester, NH 03867 USA

www.albint.com

NEWS RELEASE

About Albany International

Albany International Corp. is a global advanced textiles and materials processing company. Its core business is the world's leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany's growth businesses extend its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance insulation and yarn. Additional information about the Company and its businesses and products is available at www.albint.com.

Contacts

Investors	Media
John Cozzolino	Susan Siegel
518-445-2281	603-330-5850
john.cozzolino@albint.com	susan.siegel@albint.com